Exhibit 3(c)
                              CERTIFICATE OF MERGER

                        MAGIC COMMUNICATIONS GROUP, INC.
                            [a New York Corporation]

                                      INTO

                           MAGIC COMMUNICATIONS, INC.
                            [a Delaware Corporation]

                under Section 252 of the General Corporation Law
                            of the State of Delaware



         IT IS HEREBY CERTIFIED, upon behalf of each of the constituent corporations herein named, as follows:

1. The Board of Directors of each of the constituent corporations has duly adopted a Plan of Merger setting forth the terms and conditions of the merger of said corporation.

2. The name of the domestic constituent corporation, which is to be the surviving corporation is, Magic Communications, Inc. The jurisdiction of its incorporation is the State of Delaware; and the date of its incorporation there is September 26, 2002.

3. The name of the foreign constituent corporation which is being merged into the surviving constituent corporation is, Magic Communications Group, Inc. The jurisdiction of its incorporation is New York; and the date of its incorporation there is January 16, 1997.

4. An agreement of merger which sets forth, among other things, the terms and conditions of the merger or consolidation and the manner of converting the shares of each of the constituent corporations into shares or other securities of the surviving corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the laws of such corporation's state of incorporation, as contemplated by Section 252(c) of the General Corporation Law of Delaware.

5. The authorized capital stock of each constituent corporation which is not of this State is as follows:

                        MAGIC COMMUNICATIONS GROUP, INC.
                            [a New York Corporation]

200 Shares of Common Stock No Par Value

6. The merger herein certified was authorized in respect of the constituent corporations by the written consent of the holders of all outstanding shares of each of the corporations entitled to vote on the Plan of Merger and the Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Subsection 252(c) of the Delaware General Corporation Law.

7. The Certificate of Incorporation of the surviving constituent corporation shall remain as the Certificate of Incorporation.


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8. The executed Plan of Merger is on file at the principal place of business of the surviving constituent corporation, the address of which is:

                               5 West Main Street
                            Elmsford, New York 10523

9. A copy of the Plan of Merger will be furnished by the surviving constituent corporation, upon request and without cost to any stockholder of any constituent corporation.



         IN WITNESS WHEREOF, We have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.



Dated:   September 26, 2002





                                         MAGIC COMMUNICATIONS GROUP, INC.
                            [a New York Corporation]





                                           Steve Rogers, President and Secretary





                                           Maureen Rogers, Treasurer



                           MAGIC COMMUNICATIONS, INC.
                            [a Delaware Corporation]





                                           Steve Rogers, President and Secretary




                                           Maureen Rogers, Treasurer